UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2006

         GEOTEC THERMAL GENERATORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-26315	59-3357040
Commission File Number	IRS Identification No.

110 East Atlantic Avenue, Suite 200, Delray Beach, Florida	33444
(Address of Principal Executive Offices)	(Zip Code)

(561) 276-9960

(Registrant’s Telephone Number, Including Area Code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

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Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2006, Geotec Thermal Generators, Inc. (“Geotec” or the “Company”) entered into an Amended and Restated Asset Purchase Agreement (the “Asset Agreement”) with William D. Richardson, RichCorp, Inc. (“RichCorp”), RichCorp SRL (“Richcorp SRL”), an Argentine corporation and Rich Labs, Inc. (“Rich Labs”) to obtain contractual rights and/or mineral rights held by RichCorp and/or Richcorp SRL regarding coal and coal by-products derived from several coal mines in Argentina and to facilitate acquisition of additional coal rights throughout South America and elsewhere in the world, (all of such rights and interests, including after acquired coal rights and interests are hereinafter referred to as the “Coal Interests”) and, to obtain other assets from RichCorp and Rich Labs.  The Asset Agreement follows completion of due diligence by the parties and their collective determination not to complete certain executory provisions of an agreement dated August 1, 2005.

In exchange for the Company’s acquisition of the Coal Interests, the Company has tendered 10,000 shares of its convertible preferred stock (the “Preferred Shares”) to RichCorp. The preferences relating to the Preferred Shares are summarized on each certificate representing such shares and entitle RichCorp to convert the Preferred Shares to 10.5 million (10,500,000) restricted shares of the Company’s common stock (the “Minimum Shares”) up to a maximum of 21 million (21,000,000) restricted shares of the Company’s common stock (the “Maximum Shares”) based upon certain EBITDA criteria.  Conversion of the Preferred Shares may be deferred at the option of the RichCorp until August 1, 2007 or August 1, 2008.  As of the execution of this Agreement, 3,500,000 restricted shares of the Geotec’s common stock (⅓ of the Minimum Shares) shall be deemed “earned” and may be issued and delivered to RichCorp.  The balance (7,000,000 shares of Geotec’s common stock) of the Minimum Shares shall be deemed earned when EBITDA for RichCorp equals twenty million dollars ($20,000,000.00) per year.  On a pro rata basis, shares of Geotec’s common stock above the Minimum Shares and up to the Maximum Shares shall be deemed earned when EBITDA for RichCorp exceeds twenty million dollars ($20,000,000.00) per year.  The Maximum Shares shall be deemed earned when EBITDA for RichCorp equals forty million dollars ($40,000,000.00) per year.  The total number of shares of Geotec’s common stock shall not exceed 21,000,000 under the conversion terms of this paragraph or the preferences of the convertible Preferred Shares.

Also, on May 12, 2006, the Company entered into an Amended and Restated Technology Purchase Agreement (the “Technology Agreement”) with William D. Richardson and RichCorp to acquire RichCorp’s technology for the treatment of hydrocarbons and that is suitable for washing and processing coal, among other things

(the “Enzyme Technology”).  Specifically, the Company purchased all of the Enzyme Technology which consists of rights to the proprietary technology related to the production, sale, use and management of said technology to cleave and bind specific molecules in the following arenas of application which include crude oil, blended oil, coal, refined oil and its products and sub-products, removal of sulfur and metals from hydrocarbons base materials including coal, renewable energy applications, environmental remediation, environmental applications for abatement and reduction, and other materials (with the express exception of the agricultural applications, metals extraction applications, mineral extraction applications and medical applications).  The Technology Agreement amends, restates and clarifies an earlier agreement between the parties dated November 1, 2005.

In exchange for the Company’s acquisition of the Enzyme Technology, the Company has tendered to RichCorp as complete consideration for the Enzyme Technology purchase, a total of ten thousand (10,000) shares of the Company’s convertible preferred stock (the “Preferred Shares”) with stock conversion exchange dates of November 1, 2006, 2007 and 2008.  The preferences relating to the Preferred Shares are summarized on each certificate representing such shares and entitle RichCorp to convert the Preferred Shares to 10.5 million (10,500,000) restricted shares of Geotec’s common stock (the “Minimum Shares”) up to a maximum of 21 million (21,000,000) restricted shares of Geotec’s common stock (the “Maximum Shares”) based upon certain EBITDA criteria.  Conversion of the Preferred Shares may be deferred at the option of RichCorp until November 1, 2007 or November 1, 2008.  As of the execution of this Agreement, 3,500,000 restricted shares of Geotec’s common stock (⅓ of the Minimum Shares) shall be deemed “earned” and may be issued and delivered to RichCorp, as referenced above.  The balance (7,000,000 shares of Geotec’s common stock) of the Minimum Shares shall be deemed earned when EBITDA for RichCorp equals twenty million dollars ($20,000,000.00) per year.  On a pro rata basis, shares of Geotec’s common stock above the Minimum Shares and up to the Maximum Shares shall be deemed earned when EBITDA for RichCorp exceeds twenty million dollars ($20,000,000.00) per year.  The Maximum Shares shall be deemed earned when EBITDA for RichCorp equals forty million dollars ($40,000,000.00) per year.  The total number of shares of Geotec’s common stock shall not exceed 21,000,000 under the conversion terms of this paragraph or the preferences of the Preferred Shares.

The parties to the Asset Agreement and the Technology Agreement have agreed that all of the Preferred Shares and restricted common stock of the Company earned and obtained upon conversion under the two agreements shall be subject to the same restrictive transfer terms and conditions of Geotec’s share lock up agreement, which extends for 5 years, until April 30, 2010, as filed with the United States Securities and Exchange Commission via the EDGAR system.  The parties agreed that the share lock up agreement and provisions of the Asset Agreement and the Technology Agreement prohibit transfer of the Preferred Shares and the restricted common stock of the Company earned and obtained upon conversion for a period of five years until April 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOTEC THERMAL GENERATORS, INC.

By:/s/

Bradley T. Ray

Bradley T. Ray, Chief Executive Officer

DATED:  May 15, 2006